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                                                                     Exhibit 11


                      Dean Foods Company and Subsidiaries


                       Computation of Earnings Per Share
                     (In thousands, except per share data)




                                              1996        1995        1994
                                              ----        ----        ----
Income (loss) before cumulative
 effect of changes changes
 in accounting principles                   $(49,688)    $80,059     $70,762

Cumulative effect of
 changes in accounting
 principles                                        -           -       1,179
                                              -------      -----       -----

Net Income (Loss)                           $(49,688)    $80,059     $71,941
                                              -------      -----       -----

Weighted Average Number of
 common shares outstanding
 during the period                            40,122      39,890      39,737
                                              -------      -----       -----

Primary Earnings (Loss) per share
 before cumulative effect of
 changes in accounting principles             $(1.24)      $2.01       $1.78

Cumulative effect of changes
 in accounting principles                          -           -         .03
                                              -------      -----       -----
Primary Earnings (Loss)
 Per Common Share                             $(1.24)      $2.01       $1.81
                                              =======      =====       =====


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